PRESS RELEASE

Century Casinos in Agreement to Purchase Additional 33% Ownership in Casinos Poland

Colorado Springs, Colorado, October 11, 2012 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today that its subsidiary Century Casinos Europe GmbH, signed an agreement with LOT Polish Airlines to acquire an additional 33.3% ownership interest in Casinos Poland Ltd (“CPL”), the owner and operator of eight casinos in Poland.

The transaction is subject to approval from the Polish Minister of Finance and Polish Airports, the co-shareholder in CPL. There is no assurance that the company will obtain the needed approvals or as to the timing of such approvals. Upon closing of the transaction, the company will execute the final agreement and own a 66.6% ownership interest in CPL.

The latest available market data indicate that through the eight casinos operated in major cities throughout Poland, CPL has a 46% share of the Polish casino market. For the 12 month period ended June 30, 2012, CPL recorded net operating revenue of approximately USD 46.5 million, EBITDA of approximately USD 5.9 million and net income of approximately USD 1.7 million (all based on average PLN to USD exchange rates for the same period).

About Century Casinos, Inc.:

Century Casinos, Inc. is an international casino entertainment company that owns and operates Century Casino & Hotels in Cripple Creek and Central City, Colorado, and in Edmonton, Alberta, Canada and the Century Casino in Calgary, Alberta, Canada. The Company also operates casinos aboard twelve luxury cruise vessels (Regatta, Nautica, Marina, Riviera, Mein Schiff 1, Mein Schiff 2, Wind Surf, Wind Star, Wind Spirit, Seven Seas Voyager, Seven Seas Mariner and Seven Seas Navigator). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd, the owner and operator of eight casinos in Poland. The Company also manages the operations of the casino at the Radisson Aruba Resort, Casino & Spa in Aruba, Caribbean. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos' common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain "forward-looking statements" within the meaning of Section 27A of the Security Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding approvals required for the CPL transaction, future results of operations, operating efficiencies, synergies and operational performance, economic improvements in 2012 and plans for our casinos and our Company. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the section entitled "Risk Factors" under Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2011. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.